                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-35997

          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 12, 1998

                                       $25,000,000

LOGO                            SPIEKER PROPERTIES, L.P.

                             6.88% NOTES DUE APRIL 30, 2007

     Spieker Properties, L.P., a California limited partnership (the "Operating Partnership"), will issue 6.88% Notes Due April 30, 2007 (the "Notes") offered hereby in the aggregate principal amount of $25,000,000. Interest on the Notes is payable on April 30 and October 30 of each year, commencing October 30, 1998. The Notes mature on April 30, 2007. The Notes may be redeemed at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount, if any. See "Description of Notes -- Optional Redemption". The Notes are not subject to any mandatory sinking fund. The Notes are unsecured obligations of the Operating Partnership and will rank pari passu with all unsecured and unsubordinated indebtedness of the Operating Partnership.

     The Notes will be represented by a single Global Security registered in the name of the nominee of The Depository Trust Company ("DTC"). Beneficial interests in the Global Security will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described in "Description of Notes -- Book-Entry System", Notes in definitive form will not be issued. The Notes will be issued only in denominations of $1,000 and integral multiples thereof.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
    MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            ------------------------

                                                                                           PROCEEDS TO
                                            PUBLIC                UNDERWRITING              OPERATING
                                      OFFERING PRICE(1)           DISCOUNT(2)           PARTNERSHIP(1)(3)
                                      -----------------           ------------          -----------------
Per Note..........................         100.000%                  0.625%                  99.375%
Total.............................       $25,000,000                $156,250               $24,843,750

---------------

(1) Plus accrued interest, if any, from April 29, 1998.

(2) The Operating Partnership and the Company have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting".

(3) Before deducting estimated expenses of $50,000 payable by the Operating Partnership.
                            ------------------------

     The Notes are offered by Goldman, Sachs & Co., subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York on or about April 29, 1998, against payment therefor in immediately available funds.
                            ------------------------

                              GOLDMAN, SACHS & CO.
                            ------------------------

           The date of this Prospectus Supplement is April 24, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                                  THE OFFERING

     For a more complete description of the terms of the Notes specified in the following summary, see "Description of Notes".

SECURITIES OFFERED............   $25,000,000 aggregate principal amount of
                                 Notes.

MATURITY......................   April 30, 2007.

INTEREST PAYMENT DATES........   Interest on the Notes is payable semi-annually
                                 on April 30 and October 30 of each year, commencing October 30, 1998.

OPTIONAL REDEMPTION...........   The Notes may be redeemed at any time at the
                                 option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount, if any. See "Description of Notes -- Optional
                                 Redemption".

RANKING.......................   The Notes are unsecured obligations of the
                                 Operating Partnership and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Operating Partnership, except that the Notes will be effectively subordinated to the prior claims of each secured mortgage lender to any specific
                                 Property which secures such lender's mortgage.

USE OF PROCEEDS...............   The net proceeds to the Operating Partnership
                                 from the offering of the Notes (the "Offering") will be used to fund pending property acquisitions. See "Use of Proceeds".

LIMITATIONS ON INCURRENCE
  OF DEBT.....................   The Indenture with respect to the Notes
                                 contains various covenants, including the following:

                                 (1) The Operating Partnership will not incur any Debt, if, after giving effect thereto, the aggregate principal amount of all outstanding Debt of the Operating Partnership is greater than 60% of the sum of (i) Total Assets as of the end of the Operating Partnership's fiscal quarter ended immediately prior to the incurrence of such Debt and (ii) the increase in Total Assets since the end of such quarter, including any increase in Total Assets resulting from the incurrence of such additional Debt (such increase, together with the Total Assets, is referred to as "Adjusted Total Assets").

                                 (2) The Operating Partnership will not incur any Secured Debt, if, after giving effect thereto, the aggregate amount of all outstanding Secured Debt is greater than 40% of Adjusted Total Assets.

                                 (3) The Operating Partnership will not incur any Debt if the Consolidated Income Available for Debt Service for the four consecutive fiscal quarters most recently ended prior to the date of the incurrence of such Debt, on a pro forma basis, would be less than 1.5 times the Annual Service Charge on all Debt outstanding immediately after the incurrence of such additional Debt.

                                 (4) The Operating Partnership will maintain
                                 Total Unencumbered Assets of not less than 165% of the aggregate outstanding principal amount of Unsecured Debt.

                                USE OF PROCEEDS

     The net proceeds to the Operating Partnership from the sale of the Notes offered hereby are expected to be approximately $24.8 million. The Operating Partnership will use all of the net proceeds from the Offering to fund pending property acquisitions under contract.

                              DESCRIPTION OF NOTES

     The following summary sets forth the material terms and provisions of the Notes and the Indenture (as hereinafter defined) and is qualified in its entirety by reference to the terms and provisions of the Notes and the Indenture, which are incorporated herein by reference. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Notes and in the Indenture. The following description of the particular terms of the Notes offered hereby (which are included in the "Debt Securities" described in the accompanying Prospectus) supplements, and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

     The Notes are to be issued pursuant to an Indenture, dated as of December 6, 1995 as supplemented by the Fourteenth Supplemental Indenture, dated as of April 29, 1998 (as supplemented, the "Indenture"), among the Operating Partnership, as issuer, Spieker Properties, Inc. (the "Company"), as general partner of the Operating Partnership, and First Trust of California, National Association, as Trustee (the "Trustee"). The Notes will be limited to $25,000,000 in aggregate principal amount. The terms of the Notes include those provisions contained in the Notes and the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The Notes are subject to all such terms, and holders of Notes are referred to the Notes and the Indenture and the TIA for a statement thereof. Copies of the Indenture and the form of the Notes are available for inspection at the office of the Trustee located at One California Street, Suite 400, San Francisco, California 94111.

     The Notes will be direct, unsecured and unsubordinated obligations of the Operating Partnership and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding. However, the Notes will be effectively subordinated to mortgages and other secured indebtedness of the Operating Partnership. Subject to certain liabilities set forth in the Notes and the Indenture described below under the caption "Covenants," the Indenture will permit the Operating Partnership to incur additional indebtedness and additional secured indebtedness.

     The Notes will be issued only in fully registered, book-entry form, in denominations of $1,000 and integral multiples thereof, except under the limited circumstances described below under "-- Book-Entry System".

     Except as provided under "Description of Debt Securities -- Certain Covenants -- Existence," "Description of Debt Securities -- Merger, Consolidation or Sale" and "Description of Debt Securities -- Events of Default, Notice and Waiver" in the accompanying Prospectus and under "-- Covenants" below, the Notes and the Indenture do not contain any other provisions that would afford Holders (as defined below) of the Notes protection in the event of
(i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of either such party, (ii) a change of control or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the Holders of the Notes. The financial covenants of the Operating Partnership described below would continue to apply, unless waived by Holders of the Notes, in the event of a highly leveraged or similar transaction involving the Operating Partnership, management of the Operating Partnership or the Company, or any affiliate of either such party. See "-- Covenants". In addition, subject to the limitations set forth under "Description of Debt Securities -- Merger, Consolidation or

Sale" in the accompanying Prospectus, the Operating Partnership may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Notes.

     The Operating Partnership has no present intention of engaging in a highly leveraged or similar transaction involving the Operating Partnership. In addition, certain restrictions on ownership and transfers of the Company's stock designed to preserve its status as a REIT may act to prevent or hinder any such transactions or a change of control.

     The Notes are not guaranteed by the Company.

PAYMENT OF PRINCIPAL AND INTEREST ON THE NOTES

     Interest on the Notes will accrue at the rate set forth on the cover page of this Prospectus Supplement from April 29, 1998, or the most recent Interest Payment Date (as defined below) to which interest has been paid or provided for, and will be payable in U.S. Dollars semi-annually in arrears on April 30 and October 30 of each year (each, an "Interest Payment Date"), commencing October 30, 1998. The interest so payable will be paid to the person (the "Holder") in whose name the applicable Note is registered at the close of business on the date (whether or not a Business Day, as defined below) fifteen calendar days preceding the applicable Interest Payment Date (each, a "Regular Record Date"). The principal of each Note payable on the Maturity Date will be paid against presentation and surrender thereof at the office of the Trustee c/o First Trust National Association, 180 E. Fifth Street, St. Paul, MN 55101. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. See "-- Book-Entry System".

MATURITY

     The Notes will mature on April 30, 2007 (the "Maturity Date"). The Notes may be redeemed at the option of the Operating Partnership at any time. See "-- Optional Redemption". The Notes will not be entitled to the benefit of any sinking fund.

COVENANTS

     Limitations On Incurrence of Debt. The Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt (as defined below), other than inter-company debt representing Debt to which the only parties are the Company, the Operating Partnership and any of their Subsidiaries (but only so long as such Debt is held solely by any of the Company, the Operating Partnership and any Subsidiary) that is subordinate in right of payment to the Notes, if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 60% of the sum of
(i) Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Trustee (or such reports of the Company if filed by the Operating Partnership with the Trustee in lieu of filing its own reports) prior to the incurrence of such additional Debt and (ii) the increase in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets resulting from the incurrence of such additional Debt (such increase, together with the Total Assets, is referred to as "Adjusted Total Assets").

     In addition to the foregoing limitation on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge (in each case as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Debt by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period),
(iii) the income earned on any increase in Adjusted Total Assets since the end of such four-quarter period had been earned, on an annualized basis, during such period, and (iv) in the case of any acquisition or disposition by the Operating Partnership or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

     In addition to the foregoing limitations on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Operating Partnership or any Subsidiary ("Secured Debt"), whether owned at the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt is greater than 40% of Adjusted Total Assets.

     For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be "incurred" by the Operating Partnership or a Subsidiary whenever the Operating Partnership and its Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

     Maintenance of Total Unencumbered Assets. The Operating Partnership is required to maintain Total Unencumbered Assets of not less than 165% of the aggregate outstanding principal amount of all outstanding Unsecured Debt.

     Modification and Waiver. Modification and amendments of the financial covenants of the Operating Partnership described above may be made by the Operating Partnership, the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Notes which are affected by such modification and amendment, provided that certain modifications or amendments may not be made without the consent of the Holder of each Note affected thereby. The Holders of not less than a majority in principal amount of the Notes have the right to waive compliance by the Operating Partnership with certain covenants relating thereto. See "Description of Debt
Securities -- Modification of the Indenture" in the accompanying Prospectus.

     As used herein:

          "Annual Service Charge" as of any date means the amount which is expensed in any 12-month period for interest on Debt of the Operating Partnership and its Subsidiaries.

          "Consolidated Income Available For Debt Service" for any period means Consolidated Net Income plus amounts which have been deducted for (a) interest on Debt of the Operating Partnership and its Subsidiaries, (b) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (c) amortization of Debt discount, (d) provisions for gains and losses on properties, (e) depreciation and amortization, (f) the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period and (g) amortization of deferred charges.

          "Consolidated Net Income" for any period means the amount of consolidated net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

          "Debt" of the Operating Partnership or any Subsidiary means any indebtedness of the Operating Partnership or such Subsidiary, as applicable, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Operating Partnership or such Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Operating Partnership or such Subsidiary as lessee which is reflected in the Operating Partnership's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by the Operating Partnership or such Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Operating Partnership or any Subsidiary).

          "Subsidiary" means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Operating Partnership or by one or more other Subsidiaries of the Operating Partnership. For the purposes of this definition, "voting stock" means stock having the voting power for the election of directors, general partners, managers or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

          "Total Assets" as of any date means the sum of (i) Undepreciated Real Estate Assets and (ii) all other assets of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles (but excluding intangibles and accounts receivable).

          "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets which have not been pledged, mortgaged or otherwise encumbered by the owner thereof to secure Debt, excluding infrastructure assessment bonds, and (ii) all other assets of the Operating Partnership and its Subsidiaries determined in accordance with generally accepted accounting principles (but excluding intangibles and accounts receivable) which have not been pledged, mortgaged or otherwise encumbered by the owner thereof to secure Debt.

          "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with generally accepted accounting principles.

          "Unsecured Debt" means Debt which is not secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the properties of the Operating Partnership or any Subsidiary.

     Reference is made to the section entitled "Description of Debt Securities -- Certain Covenants" in the accompanying Prospectus for a description of additional covenants applicable to the Notes.

     Compliance with the covenants described herein and such additional covenants with respect to the Notes generally may not be waived by the Board of Directors of the Company, as the General

Partner of the Operating Partnership, or by the Trustee unless the Holders of at least a majority in Principal amount of all outstanding Notes consent to such waiver; provided, however, that the defeasance and covenant defeasance provisions of the Indenture described under "Description of Debt
Securities -- Discharge, Defeasance and Covenant Defeasance" in the accompanying Prospectus will apply to the Notes, including with respect to the covenants described in this Prospectus Supplement. For a definition of what constitutes an Event of Default under the Indenture, and the withholding of notice of such Event of Default from the Holders of the Notes, see "Description of Debt Securities -- Events of Default, Notice and Waiver" in the accompanying Prospectus.

     The Operating Partnership will deliver to the Trustee, within 120 days after the end of each fiscal year, a brief certificate as to the Operating Partnership's compliance or non-compliance with the conditions and covenants under the Indenture. Further, upon any request by the Operating Partnership to the Trustee to take any action under the Indenture, the Operating Partnership will furnish to the Trustee (a) an Officers' Certificate stating that all conditions precedent, if any, provided for in the Indenture relating to the proposed action have been complied with, and (b) an opinion of counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with.

OPTIONAL REDEMPTION

     The Notes may be redeemed at any time at the option of the Operating Partnership, in whole or from time to time in part, at a redemption price equal to the sum of (i) the principal amount of the Notes (or portion thereof) being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined below), if any, with respect to the Notes (or portion thereof) (the "Redemption Price").

     If notice has been given as provided in the Indenture and funds for the redemption of any Notes (or any portion thereof) called for redemption shall have been made available on the redemption date referred to in such notice, such Notes (or any portion thereof) will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of such Notes will be to receive payment of the Redemption Price.

     Notice of any optional redemption of any Notes (or any portion thereof) will be given to Holders at their addresses, as shown in the security register for such Notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

     The Operating Partnership will notify the Trustee at least 45 days prior to giving notice of redemption (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of such Notes to be redeemed and their redemption date. If less than all of the Notes are to be redeemed at the option of the Operating Partnership, the Trustee shall select, in such manner as it shall deem fair and appropriate, such Notes to be redeemed in whole or in part.

     As used herein:

          "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Notes, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid.

          "Reinvestment Rate" means 0.25% plus the arithmetic mean of the yields under the respective heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

          "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Operating Partnership.

SATISFACTION AND DISCHARGE OF THE INDENTURE

     The Indenture will, under certain circumstances, upon the Operating Partnership's request cease to be of further effect with respect to the Notes, and the Trustee will execute proper instruments acknowledging satisfaction and discharge of its Indenture as to the Notes. See "Description of Debt
Securities -- Discharge, Defeasance and Covenant Defeasance" in the accompanying Prospectus.

BOOK-ENTRY SYSTEM

     The Notes will be issued in the form of a single fully-registered Note in book-entry form (the "Global Note") which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of DTC's nominee. Except as set forth below, the Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

     So long as DTC or its nominee is the registered owner of the Global Note, DTC or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by the Global Note for all purposes under the Indenture and the beneficial owners of the Notes will be entitled only to those rights and benefits afforded to them in accordance with DTC's regular operating procedures. Upon specified written instructions of a Participant (defined below), DTC will have its nominee assist Participants in the exercise of certain Holders' rights, such as a demand for acceleration or an instruction to the Trustee. Except as provided below, owners of beneficial interests in the Global Note will not be entitled to have Notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes of such series in certificated form and will not be considered the registered owners or Holders thereof under the Indenture.

     If (i) DTC is at any time unwilling or unable to continue as depository or if any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and a successor depository is not appointed by the Company within 90 days, (ii) an Event of Default under the Indenture or the Supplemental Indenture with respect to the Notes has occurred and is continuing and the beneficial owners representing a majority in principal amount of the Notes advise DTC to cease acting as depository or (iii) the Operating Partnership, in its sole discretion, determines at any time that the Notes shall no longer be represented by the Global Note, the Operating Partnership will issue individual Notes of the applicable amount and in certificated form in exchange for a Global Note. In any such instance, an owner of a beneficial interest in the Global Note will be entitled to physical delivery of individual Notes in certificated form of like series and tenor, equal in principal amount to such beneficial interest and to have such Notes in certificated form registered in its name. Notes so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

     The following is based on information furnished by DTC:

          DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act, DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

          Purchases of Notes under the DTC system must be made by or though Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participant's records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Notes are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

          To facilitate subsequent transfers, the Notes are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Notes with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Redemption notices shall be sent to Cede & Co. If less than all of the Notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

          Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified on a list attached to the Omnibus Proxy).

          Principal and interest payments on the Notes will be made by the Operating Partnership to the Trustee and from the Trustee to DTC. DTC's practice is to credit Direct Participant's accounts on the payable date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee or the Operating Partnership subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Operating Partnership or the Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

          DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Operating Partnership or the Trustee. Under such circumstances, in the event that a successor securities depository is not appointed, Note certificates are required to be printed and delivered.

          The Operating Partnership may decide to discontinue use of the system of book-entry transfers through DTC (or a successory securities depository). In that event, Note certificates will be printed and delivered.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Operating Partnership believes to be reliable, but the Operating Partnership takes no responsibility for the accuracy thereof. None of the Operating Partnership, the Underwriters or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of the material U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the Notes, but does not purport to be a complete analysis of all potential tax consequences. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time, and any such change may be applied retroactively in a manner that could adversely affect a Holder of the Notes. The discussion does not address all of the U.S. federal income tax consequences that may be relevant to a Holder in view of such Holder's particular circumstances or to Holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, tax-exempt organizations and persons holding the Notes as part of a "straddle," "hedge" or "conversion transaction." In addition, this discussion is limited to persons purchasing the Notes for cash at original issue. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. This discussion deals only with Notes held as "capital assets" within the meaning of
Section 1221 of the Code.

     As used herein, "U.S. Holder" means a beneficial owner of the Notes, who or that (i) is a citizen or resident of the United States, (ii) is a corporation or other entity created or organized in or under the laws of the United States or political subdivision thereof (except, in the case of a partnership, the IRS provides otherwise by regulations), (iii) is an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) is a trust if (A) a U.S. court is able to exercise primary supervision over the administration of the trust and
(B) one or more U.S. persons, within the meaning of Section 7701(a)(3) of the Code ("U.S. Persons"), have authority to control all substantial decisions of the trust, or (v) is otherwise subject to U.S. federal income taxation on a net income basis in respect of the Notes. As used herein, a "Non-U.S. Holder" means a Holder who or that is not a U.S. Holder.

     Neither the Company nor the Operating Partnership has sought and neither will seek any rulings from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Notes or that any such position would not be sustained.

     PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

U.S. HOLDERS

     Interest. The stated interest on the Notes generally will be taxable to a U.S. Holder as ordinary income at the time that it is paid or accrued, in accordance with the U.S. Holder's method of accounting for federal income tax purposes. It is not anticipated that the Notes will give rise to "original issue discount" in the hands of U.S. Holders.

     Sale, Retirement or Redemption of a Note. A U.S. Holder of a Note will recognize gain or loss upon the sale, redemption, retirement or other taxable disposition of such Note in an amount equal to the difference between (a) the amount of cash and the fair market value of property received in exchange therefor (other than amounts attributable to accrued but unpaid stated interest) and (b) the U.S. Holder's adjusted tax basis in such Note. Any gain or loss recognized generally will be capital gain or loss. The Taxpayer Relief Act of 1997 made certain changes to the Code with respect to the taxation of capital gains of noncorporate taxpayers. In general, the maximum tax rate for noncorporate taxpayers on long-term capital gain is 20% with respect to capital assets (including the Notes), but only if they have been held for more than 18 months at the time of disposition. Capital gain on assets sold by noncorporate taxpayers, having a holding period of more than one year but not more than 18 months at the time of disposition, is taxed as "mid-term gain" at a maximum 28% rate.

     U.S. Holders should be aware that the resale of the Notes may be affected by the "market discount" rules of the Code under which a purchaser of a Note acquiring the Note at a market discount generally would be required to include as ordinary income a portion of the gain realized upon the disposition or retirement of such Note, to the extent of the market discount that has accrued but has not been included in income while the debt instrument was held by such purchaser.

NON-U.S. HOLDERS

  U.S. Withholding Tax

     Interest paid to Non-U.S. Holders of the Notes will not be subject to U.S. withholding tax, provided that (i) the Non-U.S. Holder does not actually or constructively own 10 percent or more of the capital or profits of the Operating Partnership, (ii) the Non-U.S. Holder is not (a) a controlled foreign corporation for U.S. federal income tax purposes that is related to the Operating Partnership through equity ownership or (b) a bank that received the Note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (iii) the beneficial owner of the Note provides a statement signed under penalties of perjury that includes its name and address and certifies that it is not a U.S. Person in compliance with applicable requirements or an exemption is otherwise established. If these requirements cannot be satisfied, a Non-U.S. Holder will be subject to U.S. withholding tax at a rate of 30% (or lower treaty rate, if applicable) on interest payments on the Notes.

     In general, any gain realized by a Non-U.S. Holder upon the sale, exchange, redemption or other disposition of a Note will not be subject to U.S. withholding tax. However, such gain will be subject to U.S. withholding tax if a Non-U.S. Holder is an individual who is present in the United States for a total of 183 days or more during the taxable year in which the gain is realized and certain other conditions are satisfied.

  U.S. Estate Tax

     A Note held by an individual who is not a citizen or resident of the United States at the time of his death will not be subject to U.S. federal estate tax as a result of such individual's death, provided that, at the time of such individual's death, the individual does not own, actually or constructively, 10% or more of the capital or profits of the Operating Partnership and payments with respect to such Note would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Certain noncorporate U.S. Persons may be subject to IRS information reporting and backup withholding at a rate of 31% on payments of principal and interest on the Notes, and the proceeds from a disposition of the Notes. Backup withholding will only be imposed where a Holder (i) fails to furnish its taxpayer identification number ("TIN"), which, for an individual, would ordinarily be his or her social security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest or dividends, or (iv) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding. The Operating Partnership also will institute backup withholding with respect to payments made on a Note to a Holder if instructed to do so by the IRS. Holders of the Notes should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable. However, interest paid with respect to a Note and received by a Non-U.S. Holder will not be subject to IRS information reporting or backup withholding if the payor has received appropriate certification statements and provided that the payor does not have actual knowledge that the Holder is a U.S. Person.

     The payment of the proceeds from the disposition of the Notes to or through the U.S. office of any U.S. or foreign broker will be subject to IRS information reporting and possibly backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the Holder is a U.S. Person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a Note to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to IRS information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a controlled foreign corporation for U.S. federal income tax purposes or (ii) a Non-U.S. Person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from the activities that are effectively connected with the conduct of a U.S. trade or business.

     In the case of the payment of proceeds from the disposition of Notes to or through a non-U.S. office of a broker that is a U.S. related person, U.S. Treasury Regulations require IRS information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. Person or a U.S. related person (absent actual knowledge that the payee is a U.S. Person).

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder's U.S. federal income tax liability, if any, and otherwise will be refundable, provided that the requisite procedures are followed.

PROSPECTIVE FINAL REGULATIONS

     On October 6, 1997, new Treasury Regulations ("New Regulations") were issued that modify the requirements imposed on a Non-U.S. Holder and certain intermediaries for establishing the recipient's status as a Non-U.S. Holder eligible for exception from or reduction in U.S. withholding tax and backup withholding described above. The New Regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. (However, new Temporary U.S. Treasury Regulations, effective for payments made after December 31, 1997, will require some Non-U.S. Holders to satisfy certain residency and other requirements when claiming the benefits of an applicable income tax treaty.) In general, the New Regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. In addition, the New Regulations impose more stringent conditions on the ability of financial intermediaries acting for a Non-U.S. Holder to provide certifications on behalf of the Non-U.S. Holder, which may include entering into an agreement with IRS to audit certain documentation with respect to such certifications. Non-Holders should consult their own tax advisors to determine the effects of the application of the New Regulations to their particular circumstances.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement and the related Pricing Agreement, the Operating Partnership has agreed to sell to Goldman, Sachs & Co. (the "Underwriters"), and the Underwriters have agreed to purchase, the entire principal amount of the Notes.

     Under the terms and conditions of the Underwriting Agreement and the relating Pricing Agreement, the Underwriters are committed to take all of the Notes, if any are taken.

     The Underwriters propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of .375% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .25% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

     In connection with the offering, the Underwriters may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes, and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of Notes than they are required to purchase from the Operating Partnership in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by the Underwriters if such Notes are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The Notes are a new issue of securities with no established trading market. The Operating Partnership has been advised by the Underwriters that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     The Operating Partnership and the Company have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                               VALIDITY OF NOTES

     The validity of the Notes offered hereby will be passed upon for the Operating Partnership by Sullivan & Cromwell, Los Angeles, California and for the Underwriters by Willkie Farr & Gallagher, New York, New York. Sullivan & Cromwell and Willkie Farr & Gallagher may rely upon the opinion of Piper & Marbury L.L.P., Baltimore, Maryland, as to certain matters of Maryland law.

                                  $710,537,500

                            SPIEKER PROPERTIES, INC.
                         COMMON STOCK, PREFERRED STOCK,

                               DEPOSITARY SHARES,
SPIEKER LOGO                WARRANTS AND GUARANTEES

                            SPIEKER PROPERTIES, L.P.
                                DEBT SECURITIES
                            ------------------------

     Spieker Properties, Inc. (the "Company") may from time to time offer in one or more series or classes (i) shares of its common stock, par value $0.0001 per share (the "Common Stock"), (ii) shares or fractional shares of its preferred stock, par value $0.0001 per share (the "Preferred Stock"), (iii) shares of Preferred Stock represented by Depositary Shares (the "Depositary Shares"), (iv) warrants to purchase Preferred Stock or Common Stock (the "Warrants"), and (v) unconditional guarantees (the "Guarantees") of unsecured Debt Securities (as defined below) issued by Spieker Properties, L.P. (the "Operating Partnership") in amounts, at prices and on terms to be determined at the time of offering, with an aggregate public offering price of up to $372,037,500 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Operating Partnership may from time to time offer in one or more series unsecured non-convertible investment grade debt securities, which may be either senior debt securities ("Senior Securities") or subordinated debt securities ("Subordinated Securities," and together with the Senior Securities, the "Debt Securities"), with an aggregate public offering price of up to $338,500,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities may be guaranteed by Guarantees of the Company as to payment of principal, premium, if any, and interest. The Common Stock, Preferred Stock, Depositary Shares, Warrants and Debt Securities (collectively, the "Offered Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to the Prospectus (a "Prospectus Supplement").

     The specific terms of the Offered Securities in respect to which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable (i) in the case of Common Stock, the specific title and stated value and any initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share;
(iv) in the case of Warrants, the duration, offering price, exercise price and detachability; and (v) in the case of Debt Securities the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants, applicability of any Guarantees and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company or the Operating Partnership, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

               THE DATE OF THIS PROSPECTUS IS FEBRUARY 12, 1998.

                             AVAILABLE INFORMATION

     The Company and the Operating Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company and the Operating Partnership file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C., 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company and the Operating Partnership, that file electronically with the Commission. The address of the Commission's site is http://www.sec.gov. In addition, the Company's Common Stock and Series B Preferred Stock are listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company and the Operating Partnership have filed with the Commission registration statements on Form S-3 (the "Registration Statements") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statements, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statements, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company, the Operating Partnership and the Offered Securities, reference is hereby made to the Registration Statements and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

          a. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

          b. The Company's Quarterly Reports on Forms 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

          c. The Company's Current Reports on Form 8-K dated February 3, 1997, June 27, 1997 and September 22, 1997;

          d. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 1-12528); and

          e. The description of the Company's Series B Preferred Stock contained in the Company's Registration Statement on Form 8-A (File No. 1-12528).

     The documents listed below have been filed by the Operating Partnership under the Exchange Act with the Commission and are incorporated by reference herein.

          a. The Operating Partnership's Annual Report on Form 10-K for the year ended December 31, 1996;

          b. The Operating Partnership's Quarterly Reports on Forms 10-Q for the quarters ended March 31, 1997 and June 30, 1997; and

          c. The Operating Partnership's Current Report on Form 8-K dated February 3, 1997, June 27, 1997 and September 22, 1997.

     Each document filed by the Company or the Operating Partnership pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Offered Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to the Investor Relations Coordinator, Spieker Properties, Inc., 2180 Sand Hill Road, Menlo Park, California 94025, telephone number: (650) 854-5600.

                   THE COMPANY AND THE OPERATING PARTNERSHIP

     Spieker Properties, Inc. (the "Company") is a self-administered and self-managed equity real estate investment trust ("REIT") that was formed in 1993 to continue and to expand the business of owning, operating, managing, leasing, acquiring, developing and redeveloping commercial property previously conducted by Spieker Partners. As of June 30, 1997, the Company owned and operated 180 income-producing properties (the "Properties"), aggregating approximately 24.8 million rentable square feet. All of the Properties are located in California, and in Washington, Oregon and Idaho (the "Pacific Northwest").

     The Company conducts substantially all of its activities through Spieker Properties, L.P. (the "Operating Partnership") in which it owns an approximate 87.0% general partnership interest, as of June 30, 1997. An approximate 13.0% limited partnership interest in the Operating Partnership is owned by senior members of the Company's management and certain outside investors, as of June 30, 1997. As the sole general partner of the Operating Partnership, the Company has control over the management of the Operating Partnership and over each of the Properties.

     The Company's Common Stock is listed on the New York Stock Exchange under the Symbol "SPK." The Company is a Maryland corporation and the Operating Partnership is a California limited partnership. The Operating Partnership was formed in 1993 in connection with the formation of the Company. The Company's and the Operating Partnership's executive offices are located at 2180 Sand Hill Road, Menlo Park, California 94025 and telephone number is (415) 854-5600.

                                USE OF PROCEEDS

     The Company intends to invest the net proceeds of any sale of Common Stock, Preferred Stock, Depositary Shares or Warrants in the Operating Partnership. Unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership intends to use such net proceeds and the net proceeds from the sale of any Debt Securities for general corporate purposes including, without limitation, the acquisition and development of industrial and office properties and the repayment of debt. Net proceeds from the sale of the Offered Securities initially may be temporarily invested in short-term securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company's and the Operating Partnership's ratio of earnings to fixed charges for the six months ended June 30, 1997 was 2.74x and for the years ended December 31, 1994, 1995 and 1996 was 1.29x, 1.61x and 2.56x, respectively. The Company's ratio of earnings to combined fixed charges and preferred stock dividends for the six months ended June 30, 1997 was 2.23x and for the years ended December 31, 1994, 1995 and 1996 was 1.26x, 1.53x and 1.97x, respectively.

     For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) from operations, before extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, and amortization of debt discounts and deferred financing fees, whether expensed or capitalized.

     Prior to the completion of the Company's initial public offering ("IPO") in November 1993, the Company's predecessors (collectively, "SPP") operated in a manner as to minimize net taxable income to the owners. As a result, although the Company's properties historically have generally positive net cash flow, SPP had net losses for the years ended December 31, 1992 and 1993. Consequently, the computation of the ratio of earnings to fixed charges indicates that earnings were inadequate to cover fixed charges by approximately $9.4 million and $13.5 million for 1992 and 1993 (which includes the Company's results of operations for the period of November 19, 1993 through December 31, 1993, during which the Company had no outstanding preferred stock), respectively.

     The Company's IPO and the other transactions undertaken concurrently with the IPO permitted the Company to significantly deleverage properties, resulting in a significantly improved ratio of earnings to fixed charges.

                             SPECIAL CONSIDERATIONS

     Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus and the applicable Prospectus Supplement before purchasing Offered Securities.

GENERAL REAL ESTATE INVESTMENT RISKS

     Real property investments are subject to varying degrees of risk. The yields available from investments in real estate depend on the amount of income and capital appreciation generated by the related properties. If the Properties do not generate sufficient income to meet operating expenses, including debt service, ground lease payments, tenant improvements, third-party leasing commissions and other capital expenditures, the Company's income and ability to make distributions to its stockholders and the Operating Partnership's ability to make payments of any interest and principal on any Debt Securities will be adversely affected. The performance of the economy in each of the regions in which the Properties are located affects occupancy, market rental rates and expenses and, consequently, has an impact on the income from the Properties and their underlying values. The financial results of major local employers also may have an impact on the cash flow and value of certain Properties. In terms of rentable square feet, over 45% of the Properties as of June 30, 1997, were located in the San Francisco Bay Area. As a result of this geographic concentration, the performance of the San Francisco Bay Area commercial real estate market will affect the value of the Properties in that area and, in turn, the value of the Company.

     Income from the Properties may be further adversely affected by the general economic climate, local economic conditions in which the Properties are located, such as oversupply of space or a reduction in demand for rental space, the attractiveness of the Properties to tenants, competition from other available space, the ability of the Company to provide for adequate maintenance and insurance and increased operating expenses. There is also the risk that as leases on the Properties expire, tenants will enter into new leases on terms that are less favorable to the Company. Income and real estate values may also be adversely affected by such factors as applicable laws (e.g., ADA and tax laws), interest rate levels and the availability of financing. In addition, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

COMPETITION

     Numerous industrial, office and retail properties compete with the Properties in attracting tenants to lease space. Some of these competing properties are newer, better located or better capitalized than the Company's Properties. The number of competitive commercial properties in a particular area could have a material effect on the Company's ability to lease space in the Properties or at newly developed or acquired properties and on the rents charged.

ACQUISITION AND DEVELOPMENT ACTIVITIES

     The Company intends to acquire existing commercial properties to the extent that they can be acquired on advantageous terms and meet the Company's investment criteria. Acquisitions of commercial properties entail general investment risks associated with any real estate investment, including the risk that investments will fail to perform as expected or that estimates of the cost of improvements to bring an acquired property up to standards established for the intended market position may prove inaccurate.

     The Company intends to pursue commercial property development projects and to develop certain landholdings as to which it has certain options. Such projects generally require various governmental and other approvals, the receipt of which cannot be assured. The Company's development activities will entail certain risks, including the expenditure of funds on and devotion of management's time to projects which may not come to fruition; the risk that construction costs of a project may exceed original estimates, possibly making the project uneconomic; the risk that occupancy rates and rents at a completed project will be less than anticipated; and the risk that expenses at a completed development will be higher than anticipated. These risks may result in a reduction in the funds available for distribution.

DEBT FINANCING

     The Company will be subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness on the Properties cannot be refinanced or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness.

ENVIRONMENTAL MATTERS

     Under various Federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's or operator's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injuries associated with asbestos-containing materials. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and injuries to persons and property.

     The Company is not aware of any environmental liability with respect to the Properties that would have a material adverse effect on the Company's business, assets or results of operations. There can be no assurance that such a material environmental liability does not exist. The existence of any such material environmental liability would have an adverse effect on the Company's results of operations and cash flow.

GENERAL UNINSURED LOSSES/SEISMIC ACTIVITY

     The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance with policy specifications, limits and deductibles customarily carried for similar properties. There are, however, certain types of extraordinary losses which may be either uninsurable, or not economically insurable. Further, a substantial number of the Properties are located in areas that are subject to earthquake activity. Although the Company has obtained certain limited earthquake insurance policies, should a Property sustain damage as a result of an earthquake, the Company may incur substantial losses due to insurance deductibles, co-payments on insured losses or uninsured losses. Additionally, earthquake insurance may not be available for certain of the Company's Properties, or if available, may not be available on terms acceptable to the Company. Should an uninsured loss occur, the Company could lose its investment in, and anticipated profits and cash flows from, a number of Properties.

                         DESCRIPTION OF DEBT SECURITIES

     The following sets forth certain general terms and provisions of the Indenture under which the Debt Securities are to be issued. The particular terms of the Debt Securities will be set forth in a Prospectus Supplement relating to such Debt Securities.

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities are to be issued under an Indenture dated December 6, 1995, as amended or supplemented from time to time (the "Indenture"), among the Operating Partnership, the Company and State Street Bank and Trust Company, as trustee (together with any other trustee(s) appointed in a supplemental indenture with respect to a particular series, the "Trustee"). The Indenture is available for inspection at the corporate trust office of the Trustee, or as described above under "Available Information." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made hereunder relating to the Indenture and the Debt Securities to be issued hereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

     The Debt Securities will be direct, unsecured obligations of the Operating Partnership. Except for any series of Debt Securities which is specifically subordinated to other indebtedness of the Operating Partnership, the Debt Securities will rank pari passu with all other unsecured and unsubordinated indebtedness of the Operating Partnership. Under the Indenture, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company as sole general partner of the Operating Partnership or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section
301).

     The Debt Securities may be unconditionally guaranteed by the Company as to payment of principal, premium, if any, and interest. (Section 1601).

     The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee will be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

TERMS

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

          (1) the title of such Debt Securities, whether such Debt Securities are Senior Securities or Subordinated Securities and whether such Debt Securities are guaranteed by a Guarantee;

          (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

          (4) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (6) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such Dates shall be determined, the Person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (7) the place or places where (i) the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, (ii) such Debt Securities may be surrendered for registration of transfer, exchange or conversion and (iii) notices or demands to or upon the Operating Partnership in respect of such Debt Securities, any applicable Guarantees and the Indenture may be served;

          (8) the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;

          (9) the obligation, if any, of the Operating Partnership to redeem, repay or repurchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof, and the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which such Debt Securities are required to be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (10) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and/or payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

          (12) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants or other provisions set forth in the Indenture;

          (13) whether such Debt Securities will be issued in certificated and/or book-entry form;

          (14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

          (15) the applicability, if any, of the defeasance and covenant defeasance provisions of Article XIV of the Indenture, or any modification thereof;

          (16) the terms and conditions, if any, upon which such Debt Securities may be subordinated to other indebtedness of the Operating Partnership;

          (17) whether and under what circumstances the Operating Partnership will pay Additional Amounts as contemplated in the Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment; and

          (18) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special U.S. federal income tax, accounting and other considerations applicable to the Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     The Indenture does not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Operating Partnership. However, restrictions on ownership and transfers of the Company's common stock and preferred stock, designed to preserve the Company's status as a REIT, may prevent or hinder a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Operating Partnership that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

GUARANTEES

     The Debt Securities may be unconditionally and irrevocably guaranteed by Guarantees of the Company, on a senior or subordinated basis, which will guarantee the due and punctual payment of principal of, premium, if any, and interest on such Debt Securities, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable whether at a maturity date, by declaration of acceleration, call for redemption or otherwise. The applicability and terms of any such Guarantee relating to a series of Debt Securities will be set forth in the Prospectus Supplement relating to such Debt Securities. (Section 1601).

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of the Holder, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 305, 307 and 1002).

     All amounts paid by the Operating Partnership to a paying agent or a Trustee for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to the Operating Partnership, and the holder of the Debt Security thereafter may look only to the Operating Partnership for payment thereof. (Section 1003).

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Sections 101 and 307).

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series, of a like aggregate principal amount and tenor, of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for conversion, redemption, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each Place of Payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

     Neither the Operating Partnership nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business of the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except that portion, if any, of such Debt Security which is not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE

     The Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other person, provided (a) either the Operating Partnership shall be the continuing person, or the successor (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Operating Partnership or any Subsidiary as a result thereof as having been incurred by the Operating Partnership or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officers' certificate of the Company as General Partner of the Operating Partnership and an opinion of counsel covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

     Existence. Except as permitted under "Merger, Consolidation or Sale," the Indenture requires each of the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (partnership and statutory) and franchises; provided, however, that each of the Operating Partnership and the Company shall not be required to preserve any right or franchise if the Board of Directors of the Company determines that the preservation thereof is no longer desirable in the conduct of the business of the Operating Partnership and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1004).

     Maintenance of Properties. The Indenture requires each of the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership or the Company, as the case may be, and its Subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business. (Section 1006).

     Insurance. The Indenture requires the Operating Partnership and each of its Subsidiaries to keep its insurable Properties insured against loss or damage with commercially reasonable amounts and types of insurance provided by insurers of recognized responsibility. (Section 1007).

     Payment of Taxes and Other Claims. The Indenture requires each of the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon its income, profits or property or that of any Subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any Subsidiary; provided, however, that the Operating Partnership or the Company shall not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount or applicability is being contested in good faith. (Section 1008).

     Provision of Financial Information. The Operating Partnership will file with the Trustee copies of annual reports, quarterly reports and other documents (the "Financial Reports") which the Operating Partnership files with the Commission or would be required to file with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections; provided, however, that if the Operating Partnership is not subject to such Sections, it may, in lieu of filing Financial Reports of the Operating Partnership with the Trustee, file Financial Reports of the Company if they would be materially the same as those that would have been filed by the Operating Partnership with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act.

     Additional Covenants. Reference is made to the applicable Prospectus Supplement for information with respect to any additional covenants specific to a particular series of Debt Securities.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless otherwise provided in the Prospectus Supplement, the Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any interest on any Debt Security of such series; (b) default in the payment of any principal of (or premium, if any, on) any Debt Security of such series when due; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant or warranty of the Operating Partnership or the Company contained in the Indenture with respect to any Debt Security of such series, continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $10,000,000 of any evidence of indebtedness of the Operating Partnership or the Company (if the Company or any subsidiary of the Company has guaranteed any indebtedness of the Operating Partnership) or any mortgage, indenture, note, bond, capitalized lease or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having continued after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities), or any Significant Subsidiary or all or substantially all of any of their respective property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501). The term "Significant Subsidiary" means each significant Subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Operating Partnership or the Company, as the case may be. (Section 101).

     If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (if the Company has guaranteed any Debt Securities under such Indenture) and the Operating Partnership (and to the Trustee if given by the Holders). However, any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less then a majority in principal amount of Outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Operating Partnership shall have paid or deposited with the Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series plus certain fees, expenses, disbursements and advances of the Trustee and (b) all Events of Default, other than the nonpayment of accelerated principal or interest with respect to Debt Securities of such series have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default
(x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

     The Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 601).

     The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of that series, as well as an offer of reasonable indemnity (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due date thereof (Section 508).

     Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of Debt Securities of any series then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt

Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

     Within 120 days after the close of each fiscal year, the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) must deliver to the Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1005).

MODIFICATION OF THE INDENTURE

     Modifications and amendments of provisions of the Indenture applicable to any series may be made only with consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the Place of Payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security on or after the Stated Maturity thereof; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

     The Holders of not less than a majority in principal amount of Outstanding Debt Securities of a particular series have the right to waive compliance by the Operating Partnership or the Company with certain covenants in the Indenture relating to such series (Section 1010).

     Modifications and amendments of the Indenture may be made by the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Operating Partnership as obligor under the Indenture or succession of another Person as Guarantor; (ii) to add to the covenants of the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership or the Company in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are not Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities or Guarantees;
(vii) to establish the form or terms of Debt Securities of any series and any related Guarantees; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trust under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect; and (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to
Section 301 of the Indenture, and (iv) Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities or any Affiliate of the Operating Partnership or of such other obligor shall be disregarded (Section
101).

     The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by the Operating Partnership or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and
(ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section
1504).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise provided in the Prospectus Supplement, the Operating Partnership or the Company (if the Company has guaranteed any Debt Securities under such Indenture) may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401).

     The Indenture provides that, unless otherwise provided in the Prospectus Supplement, if the provisions of Article Fourteen are made applicable to the Debt Securities of any series pursuant to Section 301 of the Indenture, the Operating Partnership may elect either (a) to decease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities to compensate the Trustee and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under Sections 1006 through 1008, inclusive, of the Indenture (being the restrictions described under "Certain Covenants") or, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Operating Partnership or the Company, as the case may be, with the Trustee, in trust, of any amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, the Operating Partnership has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt

Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership or the Company, as the case may be, has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as the same becomes due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405). "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency either by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions or within the international banking community, (ii) the ECU either within the European Monetary System or for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. (Section 101.) Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a Foreign Currency that cease to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Operating Partnership or the Company, as the case may be, effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Section 1006 through 1008 of the Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause (g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership and the Company (if the Company has guaranteed any Debt Securities) would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of a particular series.

SUBORDINATION

     The terms and conditions, if any, upon which the Debt Securities are subordinated to other indebtedness of the Operating Partnership will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include a description of the indebtedness ranking senior to the Debt Securities, the restrictions on payments to the Holders of such Debt Securities while a default with respect to such senior indebtedness in continuing, the restrictions, if any, on payments to the Holders of such Debt Securities following an Event of Default, and provisions requiring Holders of such Debt Securities to remit certain payments to holders of senior indebtedness.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     As of June 30, 1997, the total number of shares of all classes of capital stock that the Company had authority to issue was 1,000,000,000 shares, consisting of (i) 660,500,000 shares of Common Stock, par value $0.0001 per share, (ii) 2,000,000 shares of Class B Common Stock, par value $0.0001 per share, (iii) 1,500,000 shares of Class C Common Stock, par value $0.0001 per share, (iv) 1,000,000 shares of Series A Preferred Stock, par value $0.0001 per share, (v) 5,000,000 shares of Series B Cumulative Redeemable Preferred Stock ("Series B Preferred Stock"), par value $0.0001 per share, and (vi) 330,000,000 shares of excess stock (the "Excess Stock").

     As of June 30, 1997, there were (i) 43,532,923 shares of Common Stock issued and outstanding, (ii) 2,000,000 shares of Class B Common Stock issued and outstanding, (iii) 1,176,470 shares of Class C Common Stock issued and outstanding, (iv) 1,000,000 shares of Series A Preferred Stock issued and outstanding, and (v) 4,250,000 shares of Series B Preferred Stock, issued and outstanding. At any given time, there are reserved for issuance under the Spieker Properties, Inc. 1993 Stock Incentive Plan (the "Plan") shares of the Company's Common Stock equal to 9.9% of the number of shares of the Company's stock outstanding (including shares of Common Stock issuable upon conversion of partnership units in the Operating Partnership, Series A Preferred Stock, Class B Common Stock and Class C Common Stock, and all classes of convertible securities of the Company that may be issued in the future) as of the last day of the immediately preceding quarter reduced by the number of shares of Common Stock reserved for issuance under other stock compensation plans of the Company. As of June 30, 1997, the Company had reserved for issuance under the Plan 5,361,748 shares of the Company's Common Stock and 150,000 shares of Common Stock was reserved for issuance under the Spieker Properties, Inc. 1993 Directors Stock Option Plan. In addition, 2,531,645 shares of Common Stock have been reserved for issuance upon the conversion of Class B Common Stock, 1,176,470 shares of Common Stock have been reserved for issuance upon the conversion of Class C Common Stock and 1,219,512 shares of Common Stock have been reserved for issuance upon the conversion of the Series A Preferred Stock. Further, 7,239,389 shares of Common Stock have been reserved for issuance upon the conversion of limited partnership units in the Operating Partnership.

COMMON STOCK

     The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Stock will be issuable upon conversion of Preferred Stock or Depositary Shares or upon the exercise of Warrants issued by the Company. This description is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Articles of Incorporation, as amended and restated to date, and Articles Supplementary (collectively, the "Charter") and its Bylaws. The Common Stock is listed on the New York Stock Exchange under the symbol "SPK." The Bank of New York is the Company's transfer agent.

     The holders of the outstanding Common Stock are entitled to one vote per share for each director being elected and on all other matters voted on by stockholders. The Charter does not provide for cumulative voting in the election of directors.

     The shares of Common Stock offered hereby will, when issued, be fully paid and nonassessable and will not be subject to preemptive or similar rights. Subject to the preferential rights of the Series A Preferred Stock, Series B Preferred Stock and any preferential rights of any other outstanding series of capital stock, the holders of Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available for distribution to such holders. The Company currently pays regular quarterly dividends to holders of Common Stock.

     In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the assets remaining after satisfaction of all liabilities and payment of liquidation preferences and accrued dividends, if any, on Series A Preferred Stock, Series B Preferred Stock, Class B Common Stock and Class C Common Stock and any other series of capital stock that has a liquidation preference. The rights of holders of Common Stock are subject to the rights and preferences established by the Board of Directors for any capital stock that may subsequently be issued by the Company.

     Subject to limitations prescribed by Maryland law and the Company's Charter, the Board of Directors is authorized to reclassify any unissued portion of the authorized shares of capital stock to provide for the issuance of shares in other classes or series, including other classes or series of Common Stock, to establish the number of shares in each class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such class or series. The rights, preferences, privileges and restrictions of such class or series will be fixed by the articles supplementary relating to such class or series. A Prospectus Supplement will specify the terms of such class or series.

CLASS B COMMON STOCK

     The following description of the Company's Class B Common Stock is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Charter, including the Articles Supplementary applicable to the Class B Common Stock, and Bylaws. The Company has issued 2,000,000 shares of Class B Common Stock, par value $0.0001 per share, all of which were outstanding as of June 30, 1997.

     The Class B Common Stock ranks on a parity with the Company's Common Stock with respect to dividends. The Class B Common Stock was sold in May 1995 to an institutional investor at a price per share of $25.00. The initial per share dividend of the Class B Common Stock was set at $2.19, which was at a rate that was equal to the dividend yield on shares of Common Stock sold concurrently with the Class B Common Stock plus 0.25%. The dividend per share on the Class B Common stock is increased or decreased by the same dollar amount as any increase or decrease in the dividend distributions made to the holders of Common Stock. The Company currently pays regular dividends to holders of Class B Common Stock.

     In the event of any liquidation, dissolution or winding up of the Company, the holders of Class B Common Stock are entitled to receive, on a parity with the holders of Class C Common Stock and prior and in preference to the holders of Common Stock, an amount per share of Class B Common Stock equal to all declared but unpaid dividends for each share of Class B Common Stock. The Class B Common Stock has not been registered under the Securities Act. The institutional investor who purchased the shares of Class B Common Stock has certain demand registration rights for eight years following the May 1995 sale of such shares to register in each instance Common Stock having a market value of $1.0 million or more. Subject to certain limitations, the Class B Common Stock may be converted into Common Stock based on a certain formula three years after the May 1995 sale or earlier upon the occurrence of certain events including a change in management. Under such formula, 2,000,000 outstanding shares of Class B Common Stock are currently convertible into 2,531,645 shares of Common Stock. The holder of Class B Common Stock is not entitled to vote on matters voted on by stockholders of the Company.

CLASS C COMMON STOCK

     The following description of the Company's Class C Common Stock is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Charter, including the Articles Supplementary applicable to the Class C Common Stock, and Bylaws. The

Company has issued 1,176,470 shares of Class C Common Stock, par value $0.0001 per share, all of which were outstanding as of June 30, 1997.

     The Class C Common Stock ranks on a parity with the Company's Common Stock and Class B Common Stock with respect to dividends. The Class C Common Stock was sold in March 1996 to an institutional investor at a price per share of $25.50. The initial per share dividend of the Class C Common Stock was set at $1.73. The dividend per share on the Class C Common Stock is increased or decreased by the same dollar amount as any increase or decrease in the dividend distributions made to the holders of Common Stock. The Company currently pays regular dividends to the holder of Class C Common Stock.

     In the event of any liquidation, dissolution or winding up of the Company, the holders of Class C Common Stock are entitled to receive, on a parity with the holders of Class B Common Stock and prior and in preference to the holders of Common Stock, an amount per share of Class C Common Stock equal to all declared but unpaid dividends for each share of Class C Common Stock. The Class C Common Stock has not been registered under the Securities Act. The institutional investor who purchased the shares of Class C Common Stock has certain demand registration rights for eight years following the March 1996 sale of such shares to register in each instance Common Stock having a market value of $1.0 million or more. Subject to certain limitations, the Class C Common Stock may be converted into Common Stock on a one-for-one basis three years after the March 1996 sale or earlier upon the occurrence of certain events including a change in management. The holders of Class C Common Stock are not entitled to vote on matters voted on by stockholders of the Company.

SERIES A PREFERRED STOCK

     The following description of the Company's Series A Preferred Stock is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Charter, including the Articles Supplementary applicable to the Series A Preferred Stock, and Bylaws. The Company is authorized to issue 1,000,000 shares of Series A Preferred Stock, all of which were issued and outstanding as of June 30, 1997 and held of record by one private investor. The Series A Preferred Stock ranks senior to the Company's Common Stock, Class B Common Stock and Class C Common Stock as to dividends and liquidation amounts. The dividend per share on the Series A Preferred Stock is equal to the dividend per share on the Common Stock as multiplied by the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible, provided that the dividend rate on the Series A Preferred Stock may not be less than the initial dividend rate thereof. The dividends on the Series A Preferred Stock are cumulative. The Company currently pays regular dividends to holders of Series A Preferred Stock.

     In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock are entitled to receive on a parity with the holders of Series B Preferred Stock, prior and in preference to any distribution to the holders of Common Stock, Class B Common Stock and Class C Common Stock, an amount per share of Series A Preferred Stock equal to the sum of $25.00 and any accrued but unpaid dividends with respect thereto. The Company may redeem, subject to certain exceptions, from any source of funds legally available therefor, on or at any time after May 13, 1999, any or all outstanding shares of Series A Preferred Stock at the option of the Company by paying in cash therefor an amount per share equal to the sum of $25.00 and any accrued but unpaid dividends with respect thereto.

     Each share of Series A Preferred Stock is convertible, at the option of the holder thereof at any time prior to a redemption date, into shares of Common Stock based on a certain formula. Under such formula, the 1,000,000 outstanding shares of Series A Preferred Stock are convertible into 1,219,512 shares of Common Stock. The holder of each share of Series A Preferred Stock has the right to one vote for each share of Common Stock into which such Series A Preferred Stock can be converted, and with respect to such vote, such holder has the voting rights and powers of the holders of each share of Common Stock, and is entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Company, and is entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

SERIES B PREFERRED STOCK

     The following description of the Company's Series B Preferred Stock is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Charter, including the Company's Articles Supplementary applicable to the Series B Preferred Stock, and Bylaws. The Company is authorized to issue 5,000,000 shares of Series B Preferred Stock, of which 4,250,000 shares were issued and outstanding as of June 30, 1997. The holders of the Series B Preferred Stock are entitled to receive cumulative, preferential cash dividends, when and as declared by the Board of Directors, of $2.3625 per share. The Company currently pays regular dividends to holders of Series B Preferred Stock.

     In the event of any liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock are entitled to receive on a parity with the holders of Series A Preferred Stock, prior and in preference to any distribution to the holders of Common Stock, Class B Common Stock and Class C Common Stock, an amount per share of Series B Preferred Stock equal to the sum of $25.00 and any accrued but unpaid dividends with respect thereto. The Company may redeem, subject to certain exceptions, from any source of funds legally available therefor, on or at any time after December 11, 2000, any or all outstanding shares of Series B Preferred Stock at the option of the Company by paying in cash therefor an amount per share equal to the sum of $25.00 and any accrued but unpaid dividends with respect thereto, without interest.

     The Series B Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company at the option of the holder. However, in order to preserve the Company's status as a REIT for federal income tax purposes, the Series B Preferred Stock may be exchanged for Excess Stock. See "Description of Common Stock -- General." Except in limited circumstances, the holders of shares of Series B Preferred Stock have no voting rights.

RESTRICTIONS ON TRANSFER

     For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, the stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and certain percentages of the Company's gross income must be from particular activities (see "Federal Income Tax Considerations -- Requirements for Qualification -- Gross Income Tests"). To enable the Company to continue to qualify as a REIT, the Charter restricts the acquisition of shares of common stock and preferred stock.

     The Charter provides that, subject to certain exceptions specified in the Charter, no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the value of the outstanding common stock and preferred stock (the "Ownership Limit"). The Board of Directors may waive the Ownership Limit in certain limited situations if the Board receives a ruling of the Internal Revenue Service (the "IRS")or an opinion of counsel to the effect that such ownership will not jeopardize the Company's status as a REIT. As a condition to such waiver, the Board of Directors may require representations and undertakings from the applicant with respect to preserving the REIT status of the Company. The Ownership Limit will not apply if the Board of Directors and the stockholders of the Company determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. If the issuance or transfer of shares of common stock or preferred stock to any person would cause such person to exceed the

Ownership Limit (unless a waiver of the Board of Directors has been obtained), would cause the Company to be beneficially owned by fewer than 100 persons or cause the Company to become "closely held" under Section 856(h) of the Code, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to such shares.

     The Charter also provides that shares involved in a transfer or change in capital structure that results in a person owning in excess of the Ownership Limit (unless a waiver of the Board of Directors has been obtained), would cause the Company to be beneficially owned by fewer than persons, or would cause the Company to become "closely held" within the meaning of Section 856(h) of the Code will automatically be exchanged for Excess Stock. All Excess Stock will be transferred, without action by the stockholder, to the Company as trustee of a trust for the exclusive benefit of the transferee or transferees to whom the Excess Stock is ultimately transferred. While the Excess Stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote and it will not be entitled to participate in any distributions made by the Company, except upon liquidation. The Company would have the right, for a period of 90 days during the time the Excess Stock is held by the Company in trust, to purchase all or any portion of the Excess Stock from the intended transferee at the lesser of the price paid for the stock by the intended transferee and the closing market price for the stock on the date the Company exercises its option to purchase.

     The Ownership Limit provision of the Charter will not be automatically removed even if the real estate investment trust provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limit would require an amendment to the Charter. Such amendments to the Charter require the affirmative vote of holders owning a majority of the total number of shares of all classes of stock outstanding and entitled to vote thereon. In addition to preserving the Company's status as a real estate investment trust, the Ownership Limit may have the effect of precluding an acquisition of control of the Company.

     All certificates representing shares of common stock and preferred stock will bear a legend referring to the restrictions described above.

     All persons who own of record, more than 5% of the outstanding common stock and preferred stock (or 1% if there are more than 200 but fewer than 2,000 stockholders or one-half of 1% if there are 200 or less stockholders of record) must file an affidavit with the Company containing the information specified in the Charter within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to determine the Company's status as a real estate investment trust and to ensure compliance with the Ownership Limit.

     The articles supplementary, if applicable, for the Offered Securities may also contain provisions that further restrict the ownership and transfer of the Offered Securities. The applicable Prospectus Supplement will specify any additional ownership limitation relating to the Offered Securities.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

     Subject to limitations prescribed by Maryland law and the Company's Charter, the Board of Directors is authorized to issue, from the authorized but unissued shares of capital stock of the Company, Preferred Stock in such classes or series as the Board of Directors may determine and to establish from time to time the number of shares of Preferred Stock to be included in any such class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of any such class or series, and such other subjects or matters as may be fixed by resolution of the Board of Directors. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

     Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular class or series of Preferred Stock will be described in the Prospectus Supplement relating to that class or series, including a Prospectus Supplement providing that Preferred Stock may be issuable upon the exercise of Warrants issued by the Company. The description of Preferred Stock set forth below and the description of the terms of a particular class or series of Preferred Stock set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.

     The preferences and other terms of the Preferred Stock of each class or series will be fixed by the articles supplementary relating to such class or series. A Prospectus Supplement, relating to each class or series, will specify the terms of the Preferred Stock as follows:

          (1) The title and stated value of such Preferred Stock;

          (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

          (3) The dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

          (4) Whether such Preferred Stock is cumulative or not and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

          (5) The provision for a sinking fund, if any, for such Preferred
     Stock;

          (6) The provision for redemption, if applicable, of such Preferred Stock;

          (7) Any listing of such Preferred Stock on any securities exchange;

          (8) The terms and conditions, if applicable, upon which such Preferred Stock will be converted into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

          (9) A discussion of any material federal income tax considerations applicable to such Preferred Stock;

          (10) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT;

          (11) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (12) Any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (13) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock; and

          (14) Any voting rights of such Preferred Stock.

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of common stock and excess stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividends rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any shares of any class or series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of Preferred Stock.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     The Company may issue Depositary Shares, each of which will represent a fractional interest of a share of a particular class or series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of a class or series of Preferred Stock represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (the "Preferred Stock Depositary") and the holders from time to time of the depositary receipts issued by the Preferred Stock Depositary which will evidence the Depositary Shares ("Depositary Receipts"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the class or series of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to the Deposit Agreement and the Depositary Receipt to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of a class or series of Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of the such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     No distribution will be made in respect of any Depositary Share to the extent that it represents any class or series of Preferred Stock converted into Excess Stock or otherwise converted or exchanged.

WITHDRAWAL OF STOCK

     Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted or converted into Excess Stock or otherwise), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the class or series of Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related class or series of Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever the Company redeems shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of the Depositary Shares representing shares of such class or series of Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to such class or series of Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that will not result in the issuance of any Excess Stock.

     From and after the date fixed for redemption, all dividends in respect of the shares of a class of series of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of a class or series of Preferred Stock deposited with the Preferred Stock Depositary are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such class or series of Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for such class or series of Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will vote the amount of such class or series of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the Preferred Stock Depositary.

LIQUIDATION PREFERENCE

     In the event of the liquidation, dissolution or winding up of the Company whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

     The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company, except in connection with certain exchanges in connection with the preservation of the Company's status as a REIT. See "Description of Common Stock -- Restrictions on Transfer." Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion of a class or series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of a class or series of Preferred Stock (including Excess Stock) of the Company or other shares of stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing Depositary Shares which represent the Preferred Stock and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holder of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related class or series of Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

     The Deposit Agreement may be terminated by the Company upon not less than 30 days' prior written notice to the Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series class or of Preferred Stock subject to such Deposit Agreement consents to such termination, whereupon the Preferred Stock Depositary will deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of each Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by preferred Stock Depositary with respect to such Depositary Receipts. The Company has agreed that if the Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list each class or series of Preferred Stock issued upon surrender of the related Depositary Shares. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of each class or series of Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of the Depositary Receipts evidencing the Depositary Shares representing such class or series of Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF A PREFERRED STOCK DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

     Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of a class or series of Preferred Stock represented by the Depositary Shares), gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of a class or series of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                            DESCRIPTION OF WARRANTS

     The Company has no Warrants outstanding (other than options issued under the Company's employee stock option plan). The Company may issue Warrants for the purchase of Preferred Stock or Common Stock. Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the designation, terms and number of shares of Preferred Stock or Common Stock purchasable upon exercise of such Warrants; (5) the designation and terms of the Offered Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Offered Security; (6) the date, if any, on and after which such Warrants and the related Preferred Stock or Common Stock will be separately transferable; (7) the price at which each share of Preferred Stock or Common Stock purchasable upon exercise of such Warrants may be purchased; (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) a discussion of certain federal income tax considerations; and (12) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

             CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS

     Certain provisions of the Company's Charter and Bylaws might discourage certain types of transactions that involve an actual or threatened change of control of the Company. The Ownership

Limit may delay or impede a transaction or a change in control of the Company that might involve a premium price for the Company's capital stock or otherwise be in the best interest of the stockholders. See "Description of Common
Stock -- Restrictions on Transfer." Pursuant to the Company's Charter and Bylaws, the Company's Board of Directors is divided into three classes of directors, each class serving staggered three-year terms. In addition, directors may only be removed for cause and with the vote of 80% of the shares eligible to vote. These provisions may reduce the possibility of a tender offer or an attempt to change control of the Company. The issuance of Preferred Stock by the Board of Directors may also have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Preferred
Stock -- General."

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of material federal income tax considerations is based on current law and does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, financial institutions and broker-dealers) subject to special treatment under the federal income tax laws. Certain federal income tax considerations relevant to holders of the Offered Securities will be provided in the applicable Prospectus Supplement relating thereto.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES.

GENERAL

     The Company believes that since its formation it has operated in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code. The Company intends to continue to operate to satisfy such requirements. No assurance can be given, however, that such requirements will be satisfied.

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the laws that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations thereunder, and administrative and judicial interpretations thereof. Morrison & Foerster LLP has acted as special tax counsel to the Company in connection with the Company's election to be taxed as a REIT.

     In the opinion of Morrison & Foerster LLP, commencing with the Company's taxable year ended December 31, 1993, the Company has been organized in conformity with the requirements for qualification as a REIT, and its method of operation has and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Morrison & Foerster LLP. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. See "-- Failure to Qualify."

     In brief, if certain detailed conditions imposed by the REIT provisions of the Code are satisfied, entities, such as the Company, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and stockholder levels) that generally results from investing in corporations.

     If the Company fails to qualify as a REIT in any year, however, it will be subject to federal income tax as if it were a domestic corporation, and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, the Company could be subject to potentially significant tax liabilities and the amount of cash available for distribution to its stockholders could be reduced.

TAXATION OF THE COMPANY

     In any year in which the Company qualifies as a REIT, in general, it will not be subject to federal income tax on that portion of its net income that it distributes to stockholders. However, the Company will be subject to federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. (However, a REIT can elect to "pass through" any of its taxes paid on its undistributed net capital gains income to its stockholders on a pro rata basis.) Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than property held for at least four years, foreclosure property, and property involuntarily converted), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% or the 95% tests (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been satisfied, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the REIT fails the 75% or 95% test. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its real estate investment trust ordinary income for such year, (ii) 95% of its real estate investment trust net capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10 year period beginning on the date on which such asset was acquired by the REIT, then, to the extent of any built-in gain at the time of acquisition, such gain will be subject to tax at the highest regular corporate rate.

REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code) at any time during the last half of each taxable year; and (7) which meets certain other tests, described below, regarding the nature of income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Beginning in 1998, a REIT's failure to satisfy condition (6) during a taxable year will not result in its disqualification as REIT under the Code for such taxable year as long as (i) the REIT satisfies the stockholder demand statement requirements described in the succeeding paragraph and (ii) the REIT did not know, or exercising reasonable diligence would not have known, whether it had failed condition (6). The Treasury has proposed legislation that would also prevent any "person" (i.e., an individual, a corporation, partnership or trust) from possessing more than 50% of the total combined voting power of all classes of voting stock or more than 50% of the total value of shares of all classes of stock of a REIT.

     In order to ensure compliance with the ownership tests described above, the Company has placed certain restrictions on the transfer of the Common Stock and Preferred Stock to prevent further concentration of stock ownership. Moreover, to evidence compliance with these requirements, the Company must maintain records which disclose the actual ownership of its outstanding Common Stock and Preferred Stock. In fulfilling its obligations to maintain records, the Company must and will demand written statements each year from the record holders of designated percentages of its Common Stock and Preferred Stock disclosing the actual owners of such Common Stock and Preferred Stock. A list of those persons failing or refusing to comply with such demand must be maintained as part of the Company's records. A stockholder failing or refusing to comply with the Company's written demand must submit with his tax returns a similar statement disclosing the actual ownership of Common Stock and Preferred Stock and certain other information. In addition, the Company's Charter provides restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements. See "Description of Common Stock -- Restrictions on Transfer."

     Although the Company intends to satisfy the stockholder demand statement requirements described in the preceding paragraph, beginning in 1998, its failure to satisfy these requirements will not result in its disqualification as a REIT under the Code but may result in the imposition of IRS penalties against the Company.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of a partnership shall retain the same character in the hands a partner qualifying as a REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests, described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described below.

  ASSET TESTS

     At the close of each quarter of the Company's taxable year, the Company must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by the Company). Second, although the remaining 25% of the Company's assets generally may be invested without restriction, securities in this class may not exceed either (i) 5% of the value of the Company's total assets as to any one nongovernment issuer, or (ii) 10% of the outstanding voting securities of any one issuer. The Treasury has proposed legislation that would prohibit a REIT from owning securities in a corporation that represent either 10 percent of the corporation's vote or value. The Company's investment in the Properties through its interest in the Operating Partnership constitutes qualified assets for purposes of the 75% asset test. In addition, the Company may own 100% of "qualified REIT subsidiaries," which are, in general, 100% owned, corporate subsidiaries of a REIT. All assets, liabilities, and items of income, deduction, and credit of such a qualified REIT subsidiary will be treated as owned and realized directly by the Company. The Company's investment in preferred stock of Spieker Northwest, Inc. is not a qualifying asset for purposes of the 75% asset test. The Company expects, however, that such investment will continue to represent less than 5% of the Company's total assets and, together with any other nonqualifying assets, will continue to represent less than 25% of the Company's total assets.

  GROSS INCOME TESTS

     There are three separate percentage tests (two beginning in 1998) relating to the sources of the Company's gross income which must be satisfied for each taxable year. For purposes of these tests, where the Company invests in a partnership, the Company will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of the Company as it has in the hands of the partnership. See "--Tax Aspects of the Company's Investment in the Operating Partnerships -- General."

     The 75% Test. At least 75% of the Company's gross income for the taxable year must be "qualifying income." Qualifying income generally includes (i) rents from real property (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

     Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% test described below) if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "related party tenant"). In addition, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued generally will not qualify as rents from real property (or as interest income) for purposes of the 75% test and 95% test (described below) if it is based in whole or in part on the income or profits of any person. Rent or interest will not be disqualified, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant." For both the related party tenant rules and determining whether an entity qualifies as an independent contractor of a REIT, certain attribution rules of the Code apply, pursuant to which shares of a REIT held by one entity are deemed held by another.

     In general, if a REIT provides impermissible services to its tenants, all of the rent from those tenants can be disqualified from satisfying the 75% test and 95% test (described below). However, rents will not be disqualified if a REIT provides de minimis, impermissible services. For this purpose, services provided to tenants of a property are considered de minimis where income derived from the services rendered equals 1% or less of all income derived from the property (threshold determined on a property-by-property basis). For purposes of the 1% threshold, the amount treated as received for any service shall not be less than 150% of the direct cost incurred in furnishing or rendering the service.

     The Company, through the Operating Partnership (which is not an independent contractor of the Company), will provide certain services with respect to the Properties and any newly acquired Properties. The Company believes that the services provided by the Operating Partnership are usually or customarily rendered in connection with the rental of space of occupancy only, and therefore that the provision of such services will not cause the rents received with respect to the Properties to fail to qualify as rents from real property for purposes of the 75% and 95% tests. The Company does not intend to rent to related party tenants or to charge rents that would not qualify as rents from real property because the rents are based on the income or profits of any person (other than rents that are based on a fixed percentage or percentages of receipts or sales).

     The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of the Company's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends from a corporation other than a REIT and interest on any obligation not collateralized by an interest on real property are included for purposes of the 95% test, but not for purposes of the 75% test. For purposes of determining whether the Company complies with the 75% and 95% tests, gross income does not include income from "prohibited transactions." A "prohibited transaction" is a sale of dealer property, generally excluding certain property held by the Company for at least four years and foreclosure property. See "-- Taxation of the Company" and "-- Tax Aspects of the Company's Investment in the Operating Partnership -- Sale of the Properties."

     The Company believes that it and the Operating Partnership has held and managed the Properties in a manner that has given rise to rental income qualifying under the 75% and 95% tests. Gains on sales of the Properties will generally qualify under the 75% and 95% tests.

     Even if the Company fails to satisfy one or both of the 75% or 95% tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) the Company's failure to comply was due to reasonable cause and not to willful neglect; (ii) the Company reports the nature and amount of each item of its income included in the 75% and 95% tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions apply, the Company will, however, still be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% test for that year.

     The 30% Test. For each taxable year ending on or before December 31, 1997, the Company must have derived less than 30% of its gross income from the sale or other disposition of (i) real property held for less than four years (other than foreclosure property and involuntary conversions), (ii) stock or securities held for less than one year, and (iii) property in a prohibited transaction. The 30% test has been repealed, effective for tax years beginning after December 31, 1997.

  ANNUAL DISTRIBUTION REQUIREMENTS

     The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders each year in an amount equal to at least (A) the sum of (i) 95% of the Company's REIT taxable income (computed without regard to the dividends paid deduction and the REIT's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. (However, a REIT can elect to "pass through" any of its taxes paid on its undistributed net capital gains income to its stockholders on a pro rata basis.) Furthermore, if the REIT should fail to distribute during each calendar year at least the sum of
(i) 85% of its ordinary income for such year, (ii) 95% of its net capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the REIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For these and other purposes, dividends declared by a REIT in October, November or December of one taxable year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the REIT and received by the stockholder during such taxable year, provided that the dividend is actually paid by the REIT by January 31 of the following taxable year.

     The Company believes that it has made timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the partnership agreement of the Operating Partnership authorizes the Company, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that in the future the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing the Company's REIT taxable income on the other hand. Further, as described below, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. To avoid any problem with the 95% distribution requirement, the Company will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, will borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement. The Company (through the Operating Partnership) may be required to borrow funds at times when market conditions are not favorable.

     If the Company fails to meet the 95% distribution requirement as a result of an adjustment to the Company's tax return by the IRS, the Company may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

  FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company, nor will they be required to be made. In such event, to the extent of the Company's current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether the Company would be entitled to such statutory relief.

TAX ASPECTS OF THE COMPANY'S INVESTMENT IN THE OPERATING PARTNERSHIP

     The following discussion summarizes certain federal income tax considerations applicable solely to the Company's investment in the Operating Partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

  GENERAL

     The Company holds a direct ownership interest in the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company includes its proportionate share of the foregoing Operating Partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. See "-- Taxation of the Company" and "-- Requirements for Qualification -- Gross Income Tests." Any resultant increase in the Company's REIT taxable income increases its distribution requirements (see "-- Requirements for Qualification -- Annual Distribution Requirements"), but is not subject to federal income tax in the hands of the Company provided that such income is distributed by the Company to its stockholders. Moreover, for purposes of the REIT asset tests (see "-- Requirements for Qualification -- Asset Tests"), the Company includes its proportionate share of assets held by the Operating Partnership.

  TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES

     Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as certain of the Properties), must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was initially formed by way of contributions of appreciated property (including certain of the Properties). Consequently, the partnership agreement of the Operating Partnership requires such allocations to be made in a manner consistent with Section 704(c) of the Code.

     In general, the limited partners of the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of the contributed assets (including certain of the Properties). This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules under Section 704(c) of the Code do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause the company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "-- Requirements for Qualification -- Annual Distribution Requirements." In addition, the application of Section 704(c) of the Code to the Operating Partnership is not entirely clear and may be affected by authority that may be promulgated in the future.

  SALE OF THE PROPERTIES

     Generally, any gain realized by the Operating Partnership on the sale of property held by the Operating Partnership will be capital gain, except for any portion of such gain that is treated as certain depreciation or cost recovery recapture. The Company's share of any gain realized by the Operating Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Taxation of the Company" and "--

Requirements for Qualification -- Gross Income Tests -- The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the Properties, and to make such occasional sales of the Properties as are consistent with the Company's investment objectives. Based upon such investment objectives, the Company believes that in general the Properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

TAXATION OF STOCKHOLDERS

  TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income. Stockholders that are corporations will not be entitled to a dividends received deduction. To the extent that the Company makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the stockholder, reducing the tax basis of a stockholder's Common Stock by the amount of such distribution (but not below zero), with distributions in excess of the stockholders tax basis taxable as capital gains (if the Common Stock is held as a capital asset). In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

     In general, distributions which are designed by the Company as capital gain dividends will be taxed to stockholders as gain from the sale of assets held for greater than 1 year, or "long-term term capital gain," without regard to the period for which a stockholder has held his stock upon which the capital gain dividend is paid. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     The Taxpayer Relief Act of 1997 (the "1997 Act") created several new categories of capital gains applicable to noncorporate taxpayers. Under prior law, noncorporate taxpayers were generally taxed at a maximum rate of 28% on net capital gain (generally, the excess of net long-term capital gain over net short-term capital loss). Noncorporate taxpayers are now generally taxed at a maximum rate of 20% on net capital gain attributable to gains realized on the sale of property held for greater than 18 months, and a maximum rate of 28% on net capital gain attributable to gain realized on the sale of property held for greater than 1 year and 18 months or less. In addition, a 25% rate now applies to noncorporate taxpayers on certain gains realized on the sale of real property. The 1997 Act retains the treatment of short-term capital gain and did not affect the taxation of corporate taxpayers.

     The Treasury is authorized to issue regulations for application of the reduced capital gains tax rates enacted under the 1997 Act to pass-through entities, including REITs and partnerships (such as the Operating Partnership). The IRS recently issued a notice which generally provides that such regulations, when issued, will permit (but not require) the Company to designate the portion of its capital gain dividends, if any, to which the 28%, 25% and 20% rates (described in the preceding paragraph) apply, based on the net amount of each class of capital gain realized by the Company.

     The Company may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. In such event, the Company would pay tax on such retained net long-term capital gains. In addition to the extent designated by the Company, a stockholder generally would

(i) include his proportionate share of such undistributed long-term capital gains in computing his long-term capital gains in his return for his taxable year in which the last day of the Company's taxable year falls (subject to certain limitations as to the amount so includable), (ii) be deemed to have paid the capital gains tax imposed on the Company on the designated amounts included in such stockholder's long-term capital gains, (iii) receive a credit or refund for such amount of tax deemed paid by the stockholder, (iv) increase the adjusted basis of his shares by the difference between the amount of such includable gains and the tax deemed to have been paid by him, and (v) in the case of a stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations (which have not yet been issued).

     In general, any loss upon a sale or exchange of Common Stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain.

  BACKUP WITHHOLDING

     The Company will report to its domestic stockholders and to the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid and redemption proceeds unless such stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The Company may nevertheless institute backup withholding with respect to a stockholder if instructed to do so by the IRS. A stockholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's federal income tax liability.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     Based upon a published ruling by the IRS, distribution by the Company to a stockholder that is a tax-exempt entity will not constitute "unrelated business taxable income" ("UBTI") provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

     Notwithstanding the preceding paragraph, however, a portion of the dividends paid by the Company may be treated as UBTI to certain domestic private pension trusts if the Company is treated as a "pension-held REIT." The Company believes that it is not, and does not expect to become a "pension-held REIT." If the Company were to become a pension-held REIT, these rules generally would only apply to certain pension trusts that held more than 10% of the Company's stock.

TAXATION OF FOREIGN STOCKHOLDERS

     The following is a discussion of certain anticipated U.S. federal income tax consequences of the ownership and disposition of the Company's stock applicable to Non-U.S. Holders of such stock. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, or (iii) an estate or trust whose income is includable in gross income for U.S. federal income tax purposes regardless of its source. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. federal income taxation.

  DISTRIBUTIONS FROM THE COMPANY

     1. Ordinary Dividends. The portion of dividends received by Non-U.S. Holders payable out of the Company's current and accumulated earnings and profits which are not attributable to capital gains of the Company and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of stock of the Company. In cases where the dividend income from a Non-U.S. Holder's investment in stock of the company is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).

     2. Non-Dividend Distributions. Unless the Company's stock constitutes a USRPI (as defined below), distributions by the Company which are not paid out of the current and accumulated earnings and profits of the company will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company. If the Company's stock constitutes a USRPI, such distribution shall be subject to 10% withholding tax and may be subject to additional taxation under FIRPTA (as defined below).

     The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions of ordinary income made to a Non-U.S. Holder unless (i) a lower treaty rate applies and proper certification is provided or
(ii) the Non-U.S. Holder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder). Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of ascertaining the requirement of withholding discussed above and the applicability of an income tax treaty rate. However, under temporary Treasury Regulations, certain Non-U.S. Holders who seek to claim the benefit of an applicable treaty rate are required to satisfy certain residency requirements.

     3. Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a distribution made by the Company to a Non-US. Holder, to the extent attributable to gains ("USRPI Capital Gains") from dispositions of United States Real Property Interests ("USRPIs"), which includes the Properties, will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and therefore will be subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, the Company will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits in tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption.

     Distributions attributable to the Company's capital gains, which are not USRPI Capital Gains, generally will not be subject to taxation, unless (i) investment in the shares is effectively connected with the Non-U.S. Holder's U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), in which case the Non-U.S. Holder will be subject to the same treatment as U.S. stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax), or

(ii) the Non-U.S. Holder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and either has a "tax home" in the United States or sold his or her shares of Company stock under circumstances in which the sale was attributable to a U.S. office, in which case the non-resident alien individual will be subject to a 30% tax on the individual's capital gains.

     New Withholding Regulations. Final regulations dealing with withholding tax on income paid to foreign persons and related matters (the "New Withholding Regulations") were recently promulgated. In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. For example, the New Withholding Regulations adopt a certification rule which was in the proposed regulations under which a foreign stockholder who wishes to claim the benefit of an applicable treaty rate with respect to dividends received from a U.S. corporation will be required to satisfy certain certification and other requirements. In addition, the New Withholding Regulations require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax (subject to any applicable deduction or exemption) to such portion, and to apply the FIRPTA withholding rules (discussed above) with respect to the portion of the distribution designated by the REIT as capital gain dividend. The New Withholding Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. EXCEPT FOR THIS PARAGRAPH, THE DISCUSSION SET FORTH ABOVE UNDER "TAXATION OF FOREIGN STOCKHOLDERS" DOES NOT TAKE THE NEW WITHHOLDING REGULATIONS INTO ACCOUNT. PROSPECTIVE NON-U.S. STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE IMPACT TO THEM OF THE NEW WITHHOLDING REGULATIONS.

     Disposition of Stock of the Company. Unless the Company's stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not constitute a USRPI if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. The Company believes that it is, and it expects to continue to be a domestically controlled REIT, and therefore that the sale of the Company's stock will not be subject to taxation under FIRPTA. Because the Company's stock will be publicly traded, however, no assurance can be given the Company will continue to be a domestically controlled REIT.

     If the Company does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the stock is "regularly traded" (as defined by applicable Treasury regulations) on an established securities market and (ii) the selling Non-U.S. Holder held 5% or less of the Company's outstanding stock at all times during a specified testing period.

     If gain on the sale of stock of the Company were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the Service.

OTHER TAX CONSIDERATIONS

  DIVIDEND REINVESTMENT PROGRAM

     Under the Company's dividend reinvestment program, stockholders participating in the program will be deemed to have received the gross amount of any cash distributions which would have been paid by the Company to such stockholders had they not elected to participate. These deemed distributions will be treated as actual distributions from the Company to the participating stockhold-ers and will retain the character and tax effect applicable to distributions from the Company generally. See "Federal Income Tax Considerations -- Taxation of Stockholders." Participants in the dividend reinvestment program are subject to federal income tax on the amount of the deemed distributions to the extent that such distributions represent dividends or gains, even though they receive no cash. Shares of Common Stock received under the program will have a holding period beginning with the day after purchase, and a tax basis equal to their cost (which is the gross amount of the deemed distribution).

  POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX CONSIDERATIONS

     Prospective investors should recognize that the present federal income tax treatment of an investment in the Company may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Company.

  STATE AND LOCAL TAXES

     The Company and its stockholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisers regarding the effect of state and local tax laws on an investment in the Common Stock of the Company.

                              PLAN OF DISTRIBUTION

     The Company and the Operating Partnership may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents, which agents may be affiliated with the Company or the Operating Partnership. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Sales of Offered Securities offered pursuant to any applicable Prospectus Supplement may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at prices related to the prevailing market prices at the time of sale, or at negotiated prices. The Company and the Operating Partnership also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company or from the Operating Partnership in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company or the Operating Partnership to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company and the Operating Partnership, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

     Unless otherwise specified in the related Prospectus Supplement, each series of Offered Securities will be a new issue with no established trading market, other than the Common Stock and Series B Preferred Stock which are listed on the New York Stock Exchange. Any shares of Common Stock and Series B Preferred Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. The Company or the Operating Partnership may elect to list any other series of Preferred Stock and any series of Debt Securities, Depository Shares or Warrants on any exchange, but neither is obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Offered Securities.

     If so indicated in the applicable Prospectus Supplement, the Company or the Operating Partnership, as the case may be, may authorize dealers acting as the Company's or the Operating Partnership's agents to solicit offers by certain institutions to purchase Offered Securities from the Company or the Operating Partnership at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company or the Operating Partnership, as the case may be. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and
(ii) if the Offered Securities are being sold to underwriters, the Company or the Operating Partnership, as the case may be, shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for, the Company or the Operating Partnership in the ordinary course of business.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedules of the Company and the Operating Partnership included in the Company's and the Operating Partnership's respective Annual Reports on Form 10-K for the year ended December 31, 1996, incorporated by reference herein, and the reports on the combined statements of revenues and certain expenses of the Pasadena Portfolio, Metro Plaza and the Three Property Transactions, dated April 29, 1997, April 29, 1997, and December 20, 1996, respectively, included in the Company's and the Operating Partnership's respective Current Reports on Form 8-K each dated June 27, 1997, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports and have been incorporated herein in reliance on such reports given on the authority of that firm as experts in accounting and auditing.

                       VALIDITY OF THE OFFERED SECURITIES

     The validity of the Offered Securities will be passed upon for the Company and the Operating Partnership by Sullivan & Cromwell, Los Angeles, California. The description of the Company's qualification and taxation as a REIT under the Code contained in this Prospectus under the caption entitled "Federal Income Tax Considerations -- General" is based upon the opinion of Morrison & Foerster LLP.

=========================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE OPERATING PARTNERSHIP SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                         ------------------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                          PAGE
                                          ----
The Offering............................   S-3
Use of Proceeds.........................   S-4
Description of Notes....................   S-4
Federal Income Tax Considerations.......  S-11
Underwriting............................  S-15
Validity of Notes.......................  S-15

                                   PROSPECTUS

                                          PAGE
                                          ----
Available Information...................     2
Incorporation of Certain Documents by
  Reference.............................     2
The Company and the Operating
  Partnership...........................     3
Use of Proceeds.........................     4
Ratio of Earnings to Fixed Charges......     4
Special Considerations..................     5
Description of Debt Securities..........     7
Description of Capital Stock............    18
Description of Preferred Stock..........    22
Description of Depositary Shares........    24
Description of Warrants.................    28
Certain Provisions of the Company's
  Charter and Bylaws....................    28
Federal Income Tax Considerations.......    29
Plan of Distribution....................    40
Experts.................................    41
Validity of the Offered Securities......    41

=========================================================

=========================================================

                                  $25,000,000

                            SPIEKER PROPERTIES, L.P.

                                6.88% NOTES DUE
                                 APRIL 30, 2007
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                                      LOGO

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                              GOLDMAN, SACHS & CO.

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